Exhibit 10.94

Momentive Specialty Chemicals Inc.
180 East Broad Street Columbus, OH 43215 momentive.com

Personal and Confidential

November 15, 2011

Dale Plante

Dear Dale,

I am pleased to offer you a special recognition bonus, which has been established for selected associates who were instrumental in the Miami project earlier this year. Your dedication and commitment to running our day-to-day business while successfully preparing the Confidential Information Memorandum was a significant accomplishment and greatly appreciated. This letter provides you with the details for this bonus.

Bonus Details

•	Your bonus will be $100,000 less applicable taxes and deductions. Applicable foreign exchange rates will apply at time the payment is made.

•	Your eligibility for the bonus is in addition to any other incentive plan in which you participate.

•	The bonus will be paid out via the regular local payroll in December 2012, and is conditional upon your fulfillment of performance requirements and eligibility requirements listed below.

Bonus Requirements

1.	In order to be eligible for this Bonus Payment, you must remain an associate until the December, 2012 payment date.

2.
Should you lose your job through no fault of your own during this period you will continue to be eligible for this award. Should you elect to resign prior to completion of this time period, you will forfeit the award.

Again, thank you for your continued dedication. We are pleased to have you as a member of the Forest Products team!

Best regards,

Craig O. Morrison
President and CEO